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                           June 25, 2021

       Mark Layton
       Chief Financial Officer
       MAMMOTH ENERGY SERVICES, INC.
       14201 Caliber Drive, Suite 300
       Oklahoma City, OK 73134

                                                        Re: MAMMOTH ENERGY
SERVICES, INC.
                                                            Registration
Statement on Form S-3
                                                            Filed June 21, 2021
                                                            File No. 333-257186

       Dear Mr. Layton:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Seth R. Molay